solar thin power, inc.

SUBSCRIPTION AGREEMENT

October 24, 2007

TABLE OF CONTENTS

			Page

1.	AGREEMENT TO SELL AND SUBSCRIPTION		2
2.	INTENTIONALLY LEFT BLANK		2
3.	CLOSING, DELIVERY AND PAYMENT		2
	3.1	CLOSING	2
	3.2	DELIVERY	2
4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
	4.1	ORGANIZATION, GOOD STANDING AND QUALIFICATION	2
	4.2	SUBSIDIARIES	2
	4.3	CAPITALIZATION; VOTING RIGHTS	2
	4.4	AUTHORIZATION; BINDING OBLIGATIONS	3
	4.5	LIABILITIES	3
	4.6	AGREEMENTS; ACTION	3
	4.7	OBLIGATIONS TO RELATED PARTIES	3
	4.8	TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.	3
	4.9	VALID OFFERING	3
	4.10	FULL DISCLOSURE	3
5	REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS		4
	5.1	REQUISITE POWER AND AUTHORITY	4
	5.2	INVESTMENT REPRESENTATIONS	4
	5.3	SUBSCRIBER BEARS ECONOMIC RISK	4
	5.4	ACQUISITION FOR OWN ACCOUNT	4
	5.5	SUBSCRIBER CAN PROTECT ITS INTEREST	4
	5.6	ACCREDITED INVESTOR	4
	5.7	RISK FACTORS	4
6.	COVENANTS OF THE COMPANY		4
	6.1	USE OF FUNDS	4
	6.2	TAXES	4
	6.3	BOOKS AND RECORDS	5
	6.4	PROPERTIES	5
7.	COVENANTS OF THE COMPANY AND SUBSCRIBERS REGARDING INDEMNIFICATION		5
	7.1	COMPANY INDEMNIFICATION	5
	7.2	SUBSCRIBER'S INDEMNIFICATION	5
8.	REGISTRATION RIGHTS		5
9.	ANTI-DILUTION		9
10.	MISCELLANEOUS		5
	10.1	GOVERNING LAW	5
	10.2	ENTIRE AGREEMENT	6
	10.3	AMENDMENT AND WAIVER	6
	10.4	DELAYS OR OMISSIONS	6
	10.5	NOTICES	6
	10.6	ATTORNEYS' FEES	6
	10.7	TITLES AND SUBTITLES	7
	10.8	COUNTERPARTS	7
	10.9	CONSTRUCTION	7

SOLAR THIN POWER, INC.
SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made and entered by and between Solar Thin Power, Inc., a Nevada corporation (the “Company” or “Solar Thin Power) and Solar Thin Films, Inc., a Delaware corporation (the “Majority Stockholder”), and the Subscribers listed on Exhibit A hereto (the "Subscriber") as of the date set forth on the signature page.

Recitals

Whereas, the Company is a majority owned subsidiary of the Majority Stockholder, a company which specializes in the design and construction of high-tech turn-key production facilities and equipment related to solar photovoltaic (PV) thin-film manufacturing;

Whereas, the Company is seeking investment;

Whereas, the Company has authorized for sale of a minimum/maximum of 3,000,000 to 5,000,000 units (the “Units”), at a price of $1.00 per Unit, for a $3,000,000 to $5,000,000 minimum/maximum offering with each Unit consisting of two shares of common stock, (the “Common Stock”) $.001 par value per share of the Company, and one series E common stock purchase warrant (the “Warrants”) of the Majority Stockholder (the shares of common stock of the Company contained in the Units including the shares of common stock issuable upon exercise of the Warrants are hereinafter collectively referred to as the “Securities”);

WHEREAS, the offering shall commence on the date hereof and shall continue for a period of 30 days and the Company reserves the right to extend the Offering period for an additional 30 days;

WHEREAS, the Company may offer the Units through broker-dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”); provided, however, sales made directly to investors by officers or directors of the Company, no commission or any other form of remuneration will be paid;

Whereas, the offering will be offered by the Company on a “best efforts, all or none” basis with respect to the initial 3,000,000 Units (the “Minimum Offering”) and on a “best efforts” basis with respect to the balance of the offering;

Whereas, the minimum investment is $100,000 (100,000 Units) which may be reduced at the sole discretion of the Company;

Whereas, Subscriber desires to Subscribe for the number of Units set forth on Exhibit A hereto; and

Whereas, the Company desires to issue and sell the Units to Subscriber on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Sell and Subscribe. Pursuant to the terms and conditions set forth in this Agreement, as of the date hereof the Subscriber hereby agrees to purchase, and the Company hereby agrees to issue and sell to the Subscribers, the number of Units and for the consideration as set forth next to the Subscriber's name on Exhibit A (“Purchase Price”). The Unit Subscription shall be known as the “Offering.”

2. Commissions. The Company may offer the Units through broker-dealers who are members of the NASD. On sales made directly to investors by officers or directors of the Company, no commission or any other form of remuneration will be paid. On sales made by members of the NASD, the Company may pay a commission of 10% of the principal amount of each Unit sold of the gross proceeds of this offering. If any broker-dealer is retained to sell any of the Units and no estimate can be made on the number of broker-dealers, if any, who may participate in this offering. In the event that commissions are paid, they will not exceed ten percent (10%) of the offering for a maximum amount of commissions of $500,000.

3. Closing, Delivery and Payment.

3.1 Closing. All funds received from subscribers will be directly deposited with Sichenzia Ross Friedman Ference, LLP into their escrow account until the Minimum Offering is achieved. Upon acceptance of this Agreement by the Company, the Subscriber shall deliver funds equal to the Purchase Price. No escrow account will be used in connection with this offering. The Company cannot guarantee that it will be able to raise adequate funds in this offering to implement its business plan. In the event that the Company does not raise adequate funds and the Subscriber has invested in the Company, then the Subscriber’s investment may be lost entirely.

3.2 Delivery. Within a reasonable time after receipt of the Purchase Price by the Company, subject to the terms and conditions hereof, the Company will deliver to the Subscriber certificates representing the shares of common stock of the Company and the Warrants in the form attached hereto as Exhibit “B”, in the applicable amount, and each shall have the appropriate Rule 144 restrictive legends.

4. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Subscriber as of the date of this Agreement as set forth below (such representations and warranties do not lessen or obviate the representations and warranties of the Subscriber set forth in this Agreement).

4.1 Organization, Good Standing and Qualification. The Company is a Nevada corporation duly organized, validly existing, in good standing. The Company has the necessary corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and all other agreements referred to herein (collectively, the "Related Agreements"), to issue and sell the Units and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

4.2 Subsidiaries. The Company does not own or control any other interest of any other corporation, limited partnership or other business entity that represents more than fifty percent (50%) of the voting power of that corporation, limited partnership or other business entity (“Subsidiary”).

4.3 Capitalization; Voting Rights.

(a) As of the present date, the Company has 64,500,000 shares of common stock issued and outstanding. In the event that all the Units are sold in this Offering, the maximum number of shares of common stock of the Company that will be issued and outstanding after this offering shall consist of 74,500,000.

(b) Other than shares of common stock reserved for issuance under the Units being sold pursuant to this Agreement (including shares of common stock issuable upon exercise of warrants), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the issuance of shares of common stock of the Company.

(c) The rights, preferences, privileges and restrictions of the Securities are as stated in the Certificate of Incorporation (the "Charter"). When issued in compliance with the provisions of this Agreement and the Company's Charter, the Securities and the Warrants will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal interest laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and the authorization, sale, issuance and delivery of the Units pursuant hereto and the Related Agreements has been taken or will be taken. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles that restrict the availability of equitable remedies.

4.5 Liabilities. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business which are not, either in any individual case or in the aggregate, material.

4.6 4.6 Agreements; Action. Except as contemplated by the terms of this Agreement or any other agreements to be entered into between the Company and the Subscriber, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may provide for (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $250,000 (other than obligations of, or payments to, the Company arising from Subscription or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the Subscription of "off the shelf" or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

4.7 Valid Offering. Assuming the accuracy of the representations and warranties of the Subscriber contained in this Agreement, the offer, sale and issuance of the Units will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell the Units to any person or persons so as to bring the sale of such Units by the Company within the registration provisions of the Securities Act or any state securities laws.

4.8 Full Disclosure. The Company has provided the Subscriber with all information requested by the Subscriber in connection with its decision to Subscribe for the Units. Neither this Agreement, the exhibits and schedules hereto, the Related Agreements nor any other document delivered by the Company to Subscriber or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Company's knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the exhibits and schedules hereto, the Related Agreements or in other documents delivered to Subscriber or its attorneys or agents in connection herewith.

5. Representations and Warranties of the Subscriber.

The Subscriber hereby represents and warrants to the Company with respect to itself or himself as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

5.1 Requisite Power and Authority. Subscriber has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Subscriber's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the sale of the Units pursuant to this Agreement. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Subscriber, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights.

5.2 Investment Representations. Subscriber understands that the Units are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Subscriber's representations contained in this Agreement.

5.3 Subscriber Bears Economic Risk. Subscriber has substantial experience in evaluating and investing in private placement transactions in companies similar to the Company so that it is capable of evaluating the merits and risks, including the risks listed on Schedule 5.7, of its investment in the Company and has the capacity to protect its own interests. Subscriber must bear the economic risk of this investment until the Units are sold by Subscriber. Subscriber is not a broker, broker dealer or an affiliate of a broker dealer.

5.4 Acquisition for Own Account. Subscriber is acquiring the Units for Subscriber's own account for investment only, and not with a view towards their distribution.

5.5 Subscriber Can Protect Its Interest. Subscriber represents that by reason of its, or of its management's, business or financial experience, Subscriber has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Subscriber is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

5.6 Accredited Investor. Subscriber represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5.7 Risk Factors. Subscriber represents that it has read and fully understands the risks associated with the Company and the Units listed on Schedule 5.7.

6. Covenants of the Company.  The Company covenants and agrees with the Subscriber as follows:

6.1 Use of Funds. The Company undertakes to use the proceeds of the Subscriber's funds for working capital and the development of solar power projects throughout the world.

6.2 Taxes.   The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

6.3 Books and Records.  The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

6.4 Properties. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a material adverse effect on the Company.

7. Covenants of the Company and Subscriber Regarding Indemnification.

7.1 Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend Subscriber, each of Subscriber's officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber which results, arises out of or is based upon (i) any misrepresentation by Company or breach of any warranty by Company in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement, or (ii) any breach or default in performance by Company of any covenant or undertaking to be performed by Company hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

7.2 Subscriber's Indemnification. Subscriber agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal stockholders, at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon (a) any misrepresentation by Subscriber or breach of warranty by Subscriber in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (b) any breach or default in performance by Subscriber of any covenant or undertaking to be performed by Subscriber hereunder, or any other agreement entered into by the Company and Subscriber relating hereto.

8. Registrations Rights/Put Option. The Company hereby undertakes to complete a PCAOB audit and file a registration statement (the “Registration Statement”) on Form SB-2 (or an alternative if the Company is not eligible to file a Form SB-2) with the SEC registering the shares of common stock within eighteen (18) months (the “Listing Date”) of the Closing, and use its best efforts to have the Registration Statement declared effective. In the event that Company is not a publicly listed company by the Listing Date, the purchasers, at their option, may require the Majority Stockholder, to acquire half of the shares of common stock of the Company from the Subscribers purchased in this Offering for the aggregate Purchase Price (the “Put Option”). In order to effectuate the Put Option, the Subscriber shall have 30 calendar days after the Listing Date to notify the Majority Stockholder of its intent to sell its shares of common stock to the Majority Stockholder. Upon receipt of such notice, the Company shall make the required payment pursuant to the Put Notice with 60 calendar days of receipt of such notice.

9.  Intentionally left blank.

10. Miscellaneous

10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

10.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

10.3 Amendment and Waiver.

(a) This Agreement may be amended or modified only upon the written consent of the Company and the Subscriber.

(b) The obligations of the Company and the rights of the holders of the Units under the Agreement may be waived only with the written consent of such holders of the Units.

10.4 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Subscriber's part of any breach, default or noncompliance under this Agreement, the Interest or the Related Agreements or any waiver on such party's part of any provisions or conditions of the Agreement, or the Related Agreements must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Interest or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof.

10.6 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

10.7 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.9 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have executed the Subscription Agreement as of ________, 2007.

COMPANY: Solar thin power, inc. By:___________________________________________ Name: Title: Address:	SUBSCRIBER: By:___________________________________________ Name: Address:

COMPANY: Solar thin Films, inc. By:___________________________________________ Name: Title: Address:

[Securities Purchase Agreement Signature Page]

List of Exhibits and schedules

Exhibit A Schedule of Subscribers
Exhibit B Form of Warrant

Schedule 5.7  Risk Factors

EXHIBIT A

SCHEDULE OF SUBSCRIBERS

Subscriber	Purchase Price	Number of Units	Aggregate Purchase Price
$

EXHIBIT B

Schedule 5.7
Risk Factors

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s businesses, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business
As a start-up or development stage company, an investment in our company is considered a high risk investment whereby you could lose your entire investment.

We have just commenced operations and, therefore, we are considered a “start-up” or “development stage” company.  We have never owned and/or operated solar power plants.  We will incur significant expenses in order to implement our business plan.  As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental expenses, inventory costs, employment costs, and advertising and marketing expenses.  We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably.  If we cannot operate profitably, you could lose your entire investment

Solar Thin Power has not generated revenues and it may never achieve profitability.

The Company has not generated any revenues since its inception on October 18, 2007. Our existence is dependent upon management’s ability to develop profitable operations. We cannot assure you that the Company can achieve or sustain profitability in the future. Solar Thin Power’s operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including our ability to develop viable solar power plants and achieve market acceptance. The Company may not achieve its business objectives and the failure to achieve such goals would have an adverse impact on our Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects.

The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. Our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our manufacturing facility, and our business model and technology are unproven at significant scale. We have limited experience upon which to predict whether it will be successful. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.

We are unable to predict when any facility will be completed, what our costs will be or, consequently, whether Solar Thin Power will be profitable.

Development of solar power facilities is an inherently risky activity, subject to significant uncertainties and a lengthy development cycle. Uncertainties and risks include those relating to costs and availability of supplies and labor, fluctuations in the prices available for the sale of facility output and timing of completion of construction. Furthermore, obtaining the large number of agreements, permits and approvals necessary to develop, install, operate and manage any of solar power facilities, as well as to market the energy and other co-products and to provide necessary related resources and services, involves a long development cycle and decision-making process. Solar Thin Power may be required to enter into or obtain some or all of the following in connection with the development of its facilities:

•	Site agreements;

•	Supply contracts;

•	Design/build or other construction-related agreements;

•	Power sales contracts;

•	Various co-product sales agreements;

Technological changes in the solar power industry could render our solar power facilities es uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

Our failure to further refine our technology and develop and introduce the next generation of solar power facilities could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. We believe that a variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those utilized in the development of our solar power facilities. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous for the commercialization of solar power products.

We face risks associated with the marketing, development and sale of our ability to develop solar power plant facilities internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

To date, Solar Thin Power has yes to develop solar power plant. We expect to seek to develop solar power plant facilities on an international basis. It will require significant management attention and financial resources to successfully develop our international sales channels either internally or externally. In addition, the marketing, development and sale of our solar power plant internationally could expose us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:

-	Difficult and expensive compliance with the commercial and legal requirements of international markets, with which we have only limited experience;

-	Inability to obtain, maintain or enforce intellectual property rights;

-	encountering trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar power plant facilities;

-	difficulty in recruiting and retaining individuals skilled in international business operations; and

-	difficulty of enforcing revenue collection internationally.

We expect that a portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability.

Furthermore, in the development of our facilities in foreign markets, we may encounter legal restrictions, commercial restrictions and incur taxes and other expenses to establish our manufacturing facilities in certain countries. In addition, we may potentially forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries where our local manufacturing facilities are located.

We may not be able to successfully develop and commercialize our solar thin power plant facilities which would result in continues losses and may require us to curtail or cease operations

We have not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to modify the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies passed its current stage would result in continued losses and may require us to curtail or cease operations

We do not maintain theft or casualty insurance and only maintain modest liability and property insurance coverage and therefore we could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

The failure to develop strategic relationships used in the development and marketing of our products, could impede our ability to develop our solar power plant facilities and result in a material adverse effect causing the business to suffer.

We have established a plan of operations under which we rely on a strategic relationship with strategic partners, which provides marketing, installation and software development services. A loss of any of these relationships for any reason could cause us to experience difficulties in completing the further development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

We may need to raise additional capital which may not be available on acceptable terms or at all

The Company currently anticipates that its available cash resources will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next twelve months. The Company may have future acquisitions or capital expenditures that could potentially exceed available funds. Therefore, the Company may need to raise additional funds in order to support more rapid expansion, acquire complementary businesses or technologies or take advantage of unanticipated opportunities through public or private financing, strategic relationships or fulfill our research and development plans or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its products or take advantage of future opportunities either of which could have a material adverse effect on the Company's business, results of operations and financial condition and may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our operating results are likely to fluctuate significantly

As a result of our limited operating history and the rapidly changing nature of the markets in which Solar Thin Power competes, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

-	how and when we introduce new products and services and enhance our existing products and services;

-	our ability to attract and retain new customers and satisfy our customers' demands;

-	the timing and success of our brand-building and marketing campaigns;

-	our ability to establish and maintain strategic relationships;

-	our ability to attract, train and retain key personnel;

-	the emergence and success of new and existing competition;

-	varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

-	changes in the mix of products and services that we sell to our customers;

-	costs and effects related to the acquisition of businesses or technology and related integration; and

-	costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

Loss of Peter Lewis or Robert Rubin, our executive officers and directors could impair our ability to operate.

If we lose our key employees, Peter Lewis or Robert Rubin, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified management personnel. We are highly dependent on our management who are all critical to the development of our financing arrangements, technologies and business. The employment agreement entered with Mr. Lewis, Mr. Rubin and our company is for a term of three years through October 2010. The loss of the services of Messrs. Lewis or Rubin could have a material adverse effect on our operations. If we were to lose any one of these individuals, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies or financing arrangements. We do not have key man life insurance in place for any person working for us.

There is no public market for our common stock.

At the present time, there is no public market for our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of cash dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.